Media General Reports First-Quarter 2013 Results

-- Operating income of $5.8 million increased 28%

-- Broadcast Cash Flow totaled $19.4 million; up 19% compared with last odd-numbered year 2011

-- Revenues, excluding Political, increased 6%

-- Net loss was $17.7 million, or 65 cents per share

RICHMOND, Va., April 24, 2013 /PRNewswire/ -- Media General, Inc. (NYSE: MEG), a local broadcast television and digital media company, today reported that first-quarter 2013 operating income of $5.8 million increased by 28%, compared with $4.5 million in the first-quarter of 2012. Net loss in the first quarter was $17.7 million, or 65 cents per share, compared with a net loss of $34.4 million, or $1.53 per share, in the prior year.

George L. Mahoney, president and chief executive officer of Media General, said, "The increase in operating income in the first quarter reflected a 35% reduction in corporate and other expenses, as well as disciplined expense management by our stations. After becoming a pure-play broadcaster last year, one of the significant, very early steps we took was to reduce the size of our corporate structure, which had been scaled to serve both newspapers and television stations. On the revenue side, the near absence of last year's $6.2 million in Political revenues was mostly offset by higher Retransmission revenues, which have increased 55% so far this year, and Digital revenues increased 18%.

"Broadcast cash flow in the current quarter of $19.4 million exceeded by 19% broadcast cash flow in the prior odd-numbered year of 2011 of $16.4 million. Broadcast cash flow margin was 26% in the current quarter, compared with 25% in the 2011 first quarter. We are pleased to report this improved performance on two key metrics that Media General is focused on," said Mr. Mahoney.

Total revenues in the first quarter of $73.9 million were nearly even with $74.2 million last year. Gross Political revenues in the first quarter totaled $507,000, compared with $6.2 million in the prior year. Cable and satellite retransmission fees in the first quarter of 2013 increased $4.8 million. Excluding Political, revenues increased 6%.

This year's Political revenues were mainly generated from the congressional race in South Carolina's 1st Congressional District. As the year progresses, Media General expects to also benefit from the Virginia gubernatorial race and issues advertising in many markets. Media General continues to expect that gross Political revenues for the full year 2013 will be approximately $5 million.

Core Local and National revenues, excluding the impact of Super Bowl revenues in both years, increased approximately 1%. Super Bowl revenues on the company's CBS stations this year were $1.2 million and increased 33%, compared with the last time the Super Bowl aired on CBS in 2010. In 2012, the company's Super Bowl revenues were $2.8 million on the company's NBC stations, which are located in larger markets and typically generate higher revenues.

In the first quarter, Local gross time sales were $41.6 million, compared with $42.3 million in the prior year. National gross time sales were $20.6 million, compared with $21 million in the prior year. Media General's largest advertising category, automotive, increased 2.4% over last year. Other major advertising categories that increased in the current year were restaurants, furniture, home improvement, financial institutions and grocery. Major advertising categories that showed declines in the first quarter included professional services, retail, telecommunications and entertainment. Additionally, the Tampa advertising market showed more softness than other markets in the first quarter.

Total operating costs in the first quarter of $68.2 million decreased 2.2% from the prior year, mainly due to the reduction in corporate expense. Station production expenses increased 6.5%, mainly due to an increase in NBC affiliate fees, while other station operating expenses were mostly flat to down. Station selling, general and administrative expenses increased 9.5%, due to several factors, including merit increases, sales incentive trip expenses, higher benefit costs, and additional revenue-share expense associated with the growth in digital media revenues.

Interest expense in the first quarter totaled $19.2 million, compared with $15.2 million last year. The increase was due to higher rates associated with the Berkshire Hathaway term loan. Debt modification and extinguishment costs of $10.4 million, associated with the company's March 2012 refinancing, were not present in the first quarter of 2013.

Noncash tax expense of $3.3 million in the first quarter was essentially even with the first quarter of 2012.

EBITDA from continuing operations (income before interest, debt modification and extinguishment costs, taxes, and depreciation and amortization) of $11.8 million was essentially even with the first quarter of 2012.

Media General provides the non-GAAP financial metrics: Broadcast cash flow, EBITDA from continuing operations, After-tax cash flow from continuing operations, and Free cash flow. The company believes these metrics are alternative measures used in peer comparison and by lenders, investors, financial analysts and rating agencies to evaluate a company's ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call and Webcast

The company will hold a conference call with financial analysts today at 11:00 a.m. EDT. To dial in to the call, listeners may call 877-261-8990 about 10 minutes prior to the 11:00 a.m. start. The participant passcode is 34754861.

Listeners may also access a live webcast by logging on to www.mediageneral.com and clicking on the "Live Webcast" link on the homepage about 10 minutes in advance. A replay of the webcast will be available online at www.mediageneral.com beginning at 3:30 p.m. today. A telephone replay will also be available, beginning at 1:30 p.m. on April 24, 2013, and ending at 11:59 p.m. on May 1, 2013, by dialing 888 843-7419 or 630-652-3042 and using the passcode 34754861.

About Media General

Media General is a leading provider of news, information and entertainment across 18 network-affiliated broadcast television stations and their associated digital media and mobile platforms. The company's stations serve consumers and advertisers in strong local markets, primarily in the Southeast. Media General's network affiliates include eight NBC stations, eight CBS stations, one ABC station and one CW station. One-third of the company's stations operate in the Top 50 markets in the United States. Media General's stations reach more than one-third of TV households in the Southeast and more than 8 percent of U.S. TV households. Media General entered the television business in 1955 when it launched WFLA-TV in Tampa, Florida, as an NBC affiliate. Today, WFLA is the company's largest TV station, operating in the 14th largest DMA in the United States.

Contact Media General

Additional information about Media General is available on its website www.mediageneral.com or by contacting Lou Anne J. Nabhan, Vice President-Corporate Communications, at (804) 887-5120 or lnabhan@mediageneral.com.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ending (1)
	March 31,	March 25,
(Unaudited, in thousands except per share amounts)	2013	2012

Station revenue (less agency commissions)	$ 73,939	$ 74,214

Operating costs:
Station production expenses	32,003	30,051
Station selling, general, and administrative expenses	22,547	20,594
Corporate and other expenses	7,704	11,876
Depreciation and software amortization	5,521	5,950
Amortization of intangible assets	441	1,313
Net gain related to fixed assets	(43)	(71)
Total operating costs	68,173	69,713

Operating income	5,766	4,501

Other income (expense):
Interest expense	(9,329)	(15,151)
Interest expense - related party	(9,913)	---
Debt modification and extinguishment costs	---	(10,408)
Other, net	51	182
Total other expense	(19,191)	(25,377)

Loss from continuing operations before income taxes	(13,425)	(20,876)

Income tax expense	3,284	3,408

Loss from continuing operations	(16,709)	(24,284)
Discontinued operations:
Loss from discontinued operations (net of tax)	(956)	(10,140)
Loss related to divestiture of discontinued operations (net of tax)	(30)	---
Net loss	$ (17,695)	$ (34,424)

Net loss per common share - basic and diluted:
Loss from continuing operations	$ (0.61)	$ (1.08)
Discontinued operations	(0.04)	(0.45)
Net loss per common share - basic and diluted	$ (0.65)	$ (1.53)

Weighted-average common shares outstanding:
Basic and diluted	27,420	22,555

(1)  Starting with the full-year 2013, Media General's fiscal year is a conventional calendar year (January 1 – December 31). Previously, the company's fiscal year ended on the last Sunday in December, a newspaper industry practice.  Results for the first quarter 2013 are for the three calendar months ended March 31, 2013.  Results for the first quarter 2012 are for the thirteen weeks ended March 25, 2012.

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Unaudited, in thousands)	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$ 19,387	$ 36,802
Accounts receivable - net	55,057	58,486
Other	13,899	18,493
Assets of discontinued operations	-	670
Total current assets	88,343	114,451

Other assets	35,969	45,462

Property, plant and equipment - net	163,430	166,105

Goodwill and other intangibles - net	446,962	447,403
Total assets	$ 734,704	$ 773,421

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$ 9,548	$ 11,669
Accrued expenses and other liabilities	40,666	64,362
Liabilities of discontinued operations	-	467
Total current liabilities	50,214	76,498

Long-term debt	295,964	295,721

Long-term debt - related party	258,955	257,466

Retirement, postretirement, and postemployment plans	242,071	242,309

Deferred income taxes	61,628	58,865

Other liabilities and deferred credits	19,527	18,786

Stockholders' deficit	(193,655)	(176,224)
Total liabilities and stockholders' deficit	$ 734,704	$ 773,421

SUPPLEMENTAL INFORMATION

Media General, Inc.
Selected Revenue Categories

	Three Months Ending
	March 31,	March 25,
(Unaudited, in thousands)	2013	2012	% Change
Local (gross)	$ 41,614	$ 42,328	(1.7)%
National (gross)	20,609	21,036	(2.0)%
Political (gross)	507	6,188	(91.8)%
Cable/Satellite (retransmission) fees	13,502	8,714	54.9%
Digital (local website revenues)	2,434	2,061	18.1%

Broadcast Cash Flow

	Three Months Ending
	March 31,	March 25,	March 27,
(Unaudited, in thousands)	2013	2012	2011

Operating income (loss)	$ 5,766	$ 4,501	$ (1,914)
Add:
Corporate and other expenses	7,704	11,876	11,384
Depreciation and software amortization	5,521	5,950	5,769
Amortization of intangible assets	441	1,313	1,313
Net gain related to fixed assets	(43)	(71)	(107)
Amortization of broadcast film rights	2,662	2,570	4,664
Less:
Payments for broadcast film rights	2,626	2,523	4,721
Broadcast cash flow	$ 19,425	$ 23,616	$ 16,388

Station revenue (less agency commissions)	$ 73,939	$ 74,214	$ 65,717

Broadcast cash flow margin	26%	32%	25%

SUPPLEMENTAL INFORMATION

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Three Months Ending

	March 31,	March 25,
(Unaudited, in thousands)	2013	2012

Loss from continuing operations	$ (16,709)	$ (24,284)
Interest	19,242	15,151
Debt modification and extinguishment costs	-	10,408
Depreciation and software amortization	5,521	5,950
Amortization of intangible assets	441	1,313
Taxes	3,284	3,408

EBITDA from continuing operations	$ 11,779	$ 11,946

Loss from continuing operations	$ (16,709)	$ (24,284)
Taxes *	3,284	3,408
Depreciation and software amortization	5,521	5,950
Amortization of intangible assets	441	1,313

After-tax cash flow from continuing operations	$ (7,463)	$ (13,613)

After-tax cash flow from continuing operations	$ (7,463)	$ (13,613)
Capital expenditures	3,290	1,516

Free cash flow	$ (10,753)	$ (15,129)
* The Company's income taxes are non-cash in nature and have been added back accordingly.
See 2012 Form 10-K for further discussion.

Corporate and other expenses

	Three Months Ending

	March 31,	March 25,
(Unaudited, in thousands)	2013	2012
Corporate (excluding depreciation and amortization)	$ 4,328	$ 7,212
Legacy benefit costs	832	700
Incentive compensation (including stations)	2,201	2,727
Other operating expenses	343	1,237
Corporate and other expenses	$ 7,704	$ 11,876